EXHIBIT-10.76

PURCHASE AND SALE AGREEMENT

FOR

175 MCCLELLAN HIGHWAY

AND

144 ADDISON STREET

EAST BOSTON, MASSACHUSETTS

i

ii

Exhibits

Exhibit A	- Legal Description
Exhibit A-1	- Real Property Description
Exhibit B	- Assignment of Leases
Exhibit C	- Bill of Sale
Exhibit D	- Deed
Exhibit E	- Lease Schedule
Exhibit F	- Syratech Lease
Exhibit G	- Contract Schedule
Exhibit H	- Tenant Notice
Exhibit I	- Estoppel
Exhibit J	- Due Diligence

iii

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) dated as of November 26, 2003, by and between Leonard Florence Associates, Inc., a Massachusetts corporation (“Seller”), and Berkeley Investments, Inc., a Massachusetts corporation (the “Purchaser”) and Syratech Corporation, a Massachusetts corporation (“Syratech”) solely for the purposes of Section 11.19 hereof with respect to the property located at 175 McClellan Highway and 144 Addison Street, East Boston, Massachusetts.

In consideration of the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

Definitions

Section 1.1            Definitions.  For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

“Assignment of Leases” shall mean an assignment and assumption of leases substantially in the form attached hereto as Exhibit B.

“Bill of Sale” shall mean a bill of sale and general assignment substantially in the form attached hereto as Exhibit C.

“Budget Lease” shall mean a lease between Leonard Florence Associates, Inc., and Budget Rent A Car Systems, Inc., dated July 28, 1994, as amended.

“Business Day” shall mean any day of the week other than Saturday, Sunday, or a day on which banking institutions in Boston, Massachusetts are obligated or authorized by law or executive action to be closed to the transaction of normal banking business.

“Closing” shall mean the consummation of the purchase and sale of the Property pursuant to the terms of this Agreement.

“Closing Date” shall mean December 15, 2003, as such date may be extended in accordance with Section 3.2, 6.1. or 6.2.

“Closing Statement” shall have the meaning set forth in Section 8.4(a).

“Confidential Information” shall mean the existence and terms of this Agreement and all information concerning the Property and Seller, excluding information that is available to Purchaser from sources other than Seller or its agents.

“Contracts” shall mean all service or management contracts affecting the Real Property.

“Deed” shall mean a quitclaim deed substantially in the form attached hereto as Exhibit D.

“Deposit” shall have the meaning set forth in Section 2.3.

“EB Land Use Agreement” shall that certain agreement dated September 28, 1993 between Seller and East Boston Land Use Council.

“Escrow Agent” shall mean the Title Company.

“Final Closing Adjustment” shall have the meaning set forth in Section 8.4(f).

“Hazardous Materials” shall mean any substance which is or contains: (i) any “hazardous substance” as now or hereafter defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.) or any regulations promulgated thereunder; (ii) any “hazardous waste” as now or hereafter defined the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) or regulations promulgated thereunder; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. Section 2601 et. seq.); (iv) gasoline, diesel fuel or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or nonfriable; (vi) polychlorinated biphenyls; (vii) radon gas; and (viii) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under any laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders and decrees now or hereafter enacted, promulgated, or amended, of the United States, the states, the counties, the cities or any other political subdivisions in which the Real Property is located and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Real Property, the Real Property or the use of the Real Property relating to pollution, the protection or regulation of human health, natural resources or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or waste into the environment (including ambient air, surface water, ground water or land or soil).

“Improvements” shall mean all buildings, structures and other improvements located on the Land and any building fixtures and building operating systems.

“Intangible Property” shall mean all of Seller’s right, title and interest, if any, in and to all (a) warranties, guaranties, licenses, permits and approvals relating to the Property, (b) all Contracts and (c) all plans and specifications relating to the Improvements, in each case to the extent the same may be legally assigned by Seller.

“Land” shall mean the parcel of land described on Exhibit A attached hereto, together with the interest of the Seller, if any, in all, rights and easements belonging to such land, and in and to any streets, alleys or rights of way adjacent thereto.

“Lease Schedule” shall mean the schedule of leases attached hereto as Exhibit E.

“Leases” shall mean the leases identified in the Lease Schedule hereto together with any leases hereafter entered into pursuant to the provisions of Section 3.4.

“Operating Expenses” shall mean all costs, expenses, charges and fees relating to the ownership, management, operation, maintenance and repair of the Real Property, including electricity, gas, water and sewer charges, telephone and other public utilities, condominium fees, periodic charges payable under Contracts (to the extent assumed by Purchaser), periodic fees payable under transferable licenses for the operation (as opposed to the construction) of the Improvements and payments under the EB Land Use Agreement.

“Permitted Exceptions” shall mean: (a) the Leases; (b) all matters of public record as of the date hereof or such later date as Purchaser may conduct its initial title examination (other than Seller Mortgages or other monetary liens to the extent provided in Section 3.2), or which would have been disclosed by an ALTA survey as of the date hereof or such later date as Purchaser may have obtained a survey and; (c) all matters, whether or not of record, that arise out of the actions of Purchaser or its agents, representatives or contractors.

“Person” shall mean any individual, estate, trust, partnership, limited liability company, limited liability partnership, corporation, governmental agency or other legal entity.

“Personal Property” shall mean all equipment, machinery and other tangible personal property, if any, owned by Seller and located on and (except the emergency generator located in the basement of the Improvements), used in connection with the operation of the Real Property (as opposed to the operation of the business of Syratech or its subsidiaries conducted thereon).

“Property” shall mean the Real Property, the Personal Property, the Intangible Property and the Leases.

“Purchase Price” shall mean the purchase price for the Property as specified in Section 2.2.

“Real Estate Taxes” shall mean all taxes, assessments, and other charges, if any, general, special or otherwise, including all assessments for public betterments and general or local improvements, levied or assessed upon or with respect to the ownership of and/or all other taxable interests in the Real Property imposed by any public or quasi-public authority.

“Real Property” shall mean all of the units (and their undivided interest in all common areas and facilities) of the 144 Addison Street Condominium formed with respect to the Land and the Improvements thereon and more particularly described in Exhibit A-1 hereto.

“Seller Mortgage” shall mean any mortgage or deed of trust and all related security documents granted by Seller and encumbering the Property.

“Seller Parties” shall mean Seller and Seller’s direct and indirect owners, and their respective agents, officers, directors, trustees, partners, members, advisors, managers and employees.

“Seller Representations” shall mean the representations and warranties of Seller set forth in Section 7.3.

“Seller’s Broker” shall mean Meredith & Grew, Inc.

“Study Period” shall mean the period commencing on the date hereof and ending at 5:00 p.m. East Coast time on December 5, 2003, as extended with respect to environmental matters only as provided in Section 5.2 below.

“Syratech Lease” shall mean a lease in the form of Exhibit F hereto to be executed at Closing.

“Survey” shall have the meaning set forth in Section 4.1.

“Third-Party Estimate” shall have the meaning set forth in Section 6.1.

“Title Company” shall mean Lawyers Title Insurance Corporation whose address is c/o LandAmerica Financial Group, Inc., 150 Federal Street, Boston, Massachusetts 02110; Telephone: (617) 619-4808; Telecopier:  (617) 619-4848; Attention:  Robert J. Capozzi, Esquire; email: rcapozzi@landam.com.

ARTICLE 2

Agreement; Purchase Price

Section 2.1.           Agreement to Sell and Purchase.  Subject to the terms and provisions hereof, Seller agrees to sell the Property to Purchaser, and Purchaser agrees to purchase the Property from Seller.

Section 2.2.           Purchase Price.  The Purchase Price for the Property shall be Fifteen Million Eight Hundred Thousand Dollars ($15,800,000).  Subject to the adjustments and apportionments as hereinafter set forth, Purchaser shall pay the Purchase Price on the Closing Date by wire transfer of immediately available federal funds in accordance with Seller’s directions.

Section 2.3.           Deposits.

(a)           On the date hereof, Purchaser is depositing with the Escrow Agent a deposit (which, together with any additional deposit made pursuant to Section 2.3(b) and any interest thereon is herein called the “Deposit”) in the amount of Two Hundred Fifty Thousand Dollars ($250,000).  The Deposit shall be held in a segregated interest bearing money market account and shall be applied as provided herein.

(b)           If this Agreement is not terminated pursuant to the provisions of Section 5.2 hereof, Purchaser shall deposit with the Escrow Agent not later than the first Business Day following the expiration of the Study Period, an additional deposit in the amount of Two Hundred Fifty Thousand Dollars ($250,000) in immediately available federal funds.

(c)           The Escrow Agent shall not be liable for any action or non-action taken in good faith in connection with the performance of its duties hereunder but shall be liable only for its willful default or misconduct.  Notwithstanding anything in this Agreement to the contrary, should any dispute arise with respect to the Deposit, the Escrow Agent shall retain the same until such dispute has been settled (i) by mutual agreement of the parties or (ii) by final order, decree or judgment of a court of competent jurisdiction (and no such order, decree or judgment shall be deemed final unless the time of appeal has expired and no appeal has been perfected) and the Escrow Agent shall make payment of the Deposit (and interest thereon) as the parties may have mutually agreed or in accordance with such final order, decree or judgment.  In no event shall the Escrow Agent be under any duty whatsoever to institute or defend any such proceeding.

ARTICLE 3

Conditions Precedent; Activities Prior to Closing

Section 3.1.           Conditions Precedent Favoring Purchaser.  Purchaser’s obligations under this Agreement are subject to the timely fulfillment of the conditions set forth in this Section 3.1 on or before the Closing Date.

(a)           Seller shall have delivered all of the items set forth in Section 8.2 hereof.

(b)           On the Closing Date, the Property shall be free of all tenants and occupants except the tenants under the Leases and in the same condition as it is at the end of the Study Period, reasonable wear and tear and the matters covered by the provisions of Article 6 excepted.

(c)           On the Closing Date, good and marketable title to the Real Property shall be conveyed to Purchaser subject only to the Permitted Exceptions and Real Estate Taxes which are not yet due and payable.

(d)           On the Closing Date, there shall exist no pending or threatened action, suit or proceeding with respect to Seller before or by any court or administrative agency which seeks to restrain or prohibit, or to obtain damages or a discovery order with respect to, this Agreement or the consummation of the transaction contemplated hereby.

(e)           On the Closing Date, there shall exist no actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, pending or threatened against Seller that could affect Seller’s ability to perform its respective obligations under this Agreement or that could affect the Property.

(f)            No material adverse change shall have occurred in the financial condition of Syratech or the tenant under the Budget Lease since the date of this Agreement.

(g)           On the Closing Date, there shall exist no default continuing after applicable grace periods by the landlord or tenant under the Budget Lease.

(h)           On the Closing Date, the representations set forth in clauses (a), (c) through (f), (g) (as it relates solely to the Leases to Budget Rent-A-Car Systems, Inc.) (h) (i), (j), (k), (l), (m) and (n) of Section 7.3 shall be true and correct in all material respects.  For the purposes of determining whether a particular matter is material pursuant to clauses (i), (k) and (m) of Section 7.3, the sum of the cost of the cure of a violation under clause (i), as reasonably estimated by an independent contractor or engineer obtained by Seller plus the economic cost of any deviation from the representation made pursuant to clauses (k) and (m) of Section 7.3 as reasonably determined by Buyer’s professional consultants, shall exceed $75,000 in the aggregate.

(i)            On the Closing Date, Seller shall deliver estoppel certificates with respect to the Leases to Budget Rent A Car Systems, Inc. and Galante Enterprises, Inc., substantially in the form of Exhibit I hereto which are not inconsistent with the information set forth in the Lease Schedule and which, in the case of the Leases to Budget Rent-A-Car Systems, Inc. shall not claim any default on the part of Seller.

(j)            The representations set forth in Section 7.3 shall have been true and correct when made

Section 3.2.           Extension.  If the conditions set forth in this Section 3.1 or any other condition of Closing shall not have been fulfilled (or waived by Purchaser) on or before the Closing Date, Seller shall use reasonable efforts to cause such conditions to be fulfilled and shall have the right, exercisable by written notice to extend the Closing Date from time to time for a period of up to sixty (60) days in the aggregate to provide additional time for the fulfillment of such conditions. The term “reasonable efforts” shall in no event require Seller to expend more than $100,000 (inclusive of costs, including lien bonds, and reasonable attorney’s fees) or to commence litigation; provided that such $100,000 limit shall not apply to Seller Mortgages or liens which Seller is not disputing in good faith. If at the end of the extended period the Seller despite the use of reasonable efforts, shall have failed to fulfill any previously unfulfilled conditions, Purchaser may elect to either waive the condition and proceed to Closing or to terminate this Agreement by notice to Seller given on or before the extended Closing Date, in which event, the Deposit shall be refunded to Purchaser and this Agreement shall terminate and neither party shall have any further obligation hereunder except with respect to matter expressly surviving the termination of this Agreement.

Section 3.3.           Conditions Precedent Favoring Seller.  In addition to any other condition precedent in favor of Seller as may be expressly set forth elsewhere in this Agreement, Seller’s obligations under this Agreement are expressly subject to the timely fulfillment of the conditions set forth in this Section 3.3 on or before the Closing Date.

(a)           Purchaser shall have delivered all of those items set forth in Section 8.3 hereof.

(b)           On the Closing Date, there shall exist no pending or threatened action, suit or proceeding with respect to Purchaser (or its assignee) before or by any court or administrative agency which seeks to restrain or prohibit, or to obtain damages or a discovery order with respect to, this Agreement or the consummation of the transaction contemplated hereby.

(c)           Payment of the Purchase Price.

Section 3.4.           Leasing and Other Activities Prior to Closing .

(a)           Commencing on the date of this Agreement and continuing until the date that is two (2) Business Days prior to the expiration of the Study Period, Seller may not enter into new leases of space in the Real Property or any amendments, expansions or renewals of the Leases, or accept the termination of any Lease except upon the expiration of the scheduled term thereunder, without, in each case, obtaining the prior written consent of Purchaser, which shall not be unreasonably withheld.  Commencing two (2) Business Days prior to the end of the Study Period, Seller shall not enter into any new leases or any amendments, expansions or renewals or terminations of the Leases without Purchaser’s approval which approval Purchaser may withhold in its sole discretion. Seller shall deliver to Purchaser either a copy of any lease or modification that it intends to enter into or a summary of the proposed terms thereof indicating the name of the tenant, location and size of the premises, the term of the lease (and any extension options), rent, landlord’s construction obligation or construction contribution, free rent period, base amounts for tax and operating escalations and any expansion options. Purchaser’s approval under this Section 3.4 shall be deemed granted if not denied within five (5) Business Days after Purchaser’s receipt of such form of lease (or modification) or summary thereof with specific reasons therefor.

(b)           During the term of this Agreement Seller (i) shall not enter into any new Contract or modify any existing Contract which new Contract (or modification) would be binding on Purchaser or the Property after Closing, (ii) shall maintain in effect its existing policies of insurance and (iii) shall not remove any Personal Property from the Real Property except in the ordinary course of business.  Not later than the end of the Study Period, Buyer shall notify Seller which Contracts it desires to assume and Seller shall, within thirty (30) days after the Closing, at its expense, terminate all other Contracts.

(c)           Seller shall request estoppel certificates from all tenants under the Leases (other than Travaglini Insurance Agency) in the form of Exhibit I hereto, but, except as provided in Section 8.2, the delivery thereof shall not be a condition of Closing. Upon the receipt of completed forms, Purchaser shall initially request and, if not received, request a second time subordination and non-disturbance agreements with respect to any Leases requested by Purchaser or its lender (other than Travaglini Insurance) but the delivery thereof shall not be a condition of Closing.

ARTICLE 4

Survey and Title Commitment

Section 4.1.           Title and Survey.  Promptly after the date of this Agreement, Purchaser shall conduct such title examinations and obtain such surveys as it may desire.

ARTICLE 5

Due Diligence

Section 5.1.           Access.  (a)  During the Study Period (as extended with respect to environmental matters only, as provided in Section 5.2 below), Purchaser, personally or through its authorized agents or representatives, shall be entitled upon reasonable advance notice to Seller to enter upon the Property during normal business hours (with due regard to the rights of tenants) and shall have the right to make such investigations, including but not limited to appraisals, engineering studies, soil tests, environmental studies and underwriting analyses, as Purchaser deems necessary or advisable, subject to the following limitations:  (a) such access shall not violate any law or agreement to which Seller is a party or otherwise expose Seller to a material risk of liability; (b) Purchaser shall give Seller notice at least one (1) Business Day (which notice may be verbal) before conducting any inspections, and a representative of Seller shall have the right to be present when Purchaser or its representatives conducts its or their investigations; (c) Purchaser shall promptly repair any damage to the Property or any portion thereof resulting therefrom to substantially the same condition as existed immediately prior to such investigations; (d) before Purchaser or its agents enter onto the Property, Purchaser shall deliver to Seller a certificate of insurance, evidencing commercial general liability insurance (including property damage, bodily injury, death and contractual liability) issued by an insurance company having a rating of least “A-VII” by A.M.  Best Company, with combined limits of at least One Million Dollars ($1,000,000) and, in the case of invasive testing, at least Three Million Dollars ($3,000,000); and (e) Purchaser shall: (i) use reasonable efforts to perform all on-site due diligence reviews on an expeditious and efficient basis; and (ii) indemnify, hold harmless and defend the Seller Parties against, and hold the Seller Parties harmless from, all loss, liability, claims, costs (including reasonable attorneys’ fees), liens and damages caused by the activities of Purchaser or its agents or contractors under this paragraph; provided that Purchaser’s indemnification obligations shall not extend to any loss, liability, claims, costs (including reasonable attorneys’ fees), liens and damages which arise out of conditions discovered by Purchaser and pre-existing Purchaser’s investigation of the Property, or to the extent caused by the negligence of any of the Seller Parties.  The foregoing repair and indemnification obligations shall survive the Closing or termination of this Agreement and the foregoing indemnity obligation shall survive the Closing.

(b)           Seller has provided to Purchaser copies of the Leases, the Contracts, the EB Land Use Agreement, operating expense information, site plans, surveys, environmental reports, title policies and commitments and other information regarding the Property.  Seller will cooperate reasonably with Purchaser in making available, to the extent in its possession, additional records and other documents relative to the Property.  Such items may be examined at all reasonable times during normal business hours upon prior reasonable notice to Seller.

Section 5.2.           Due Diligence.  (a) Purchaser shall have through the end of the Study Period to physically inspect the Property, review economic data, conduct appraisals, perform examinations of the physical condition of the Improvements, examine title, examine the Real Property for the presence of Hazardous Materials and compliance with law, and to otherwise conduct such due diligence review of the Property and all records and other materials related thereto as Purchaser, in its absolute discretion, deems appropriate.  If, between the date of this Agreement and the end of the Study Period, Purchaser shall, for any reason or no reason in Purchaser’s sole discretion, determine that it does not wish to purchase the Property, Purchaser shall be entitled to terminate this Agreement by giving notice thereof to Seller prior to the expiration of the Study Period, and thereupon the Deposit shall promptly be returned to Purchaser and, except for matters specifically surviving the termination of this Agreement, Seller and Purchaser shall have no further obligations or liabilities to each other hereunder.  If Purchaser fails to give such notice prior to the expiration of the Study Period, it shall conclusively be deemed to have elected to waive its right to terminate this Agreement under this

Section 5.2(a) and shall be obligated to purchase the Property in its condition “AS IS” as of the end of the Study Period, except as otherwise provided in paragraph (b) below.

(b)           Notwithstanding the foregoing, Seller hereby agrees that the Study Period shall be extended to December 15, 2003, in order to allow Purchaser to conduct additional due diligence with respect to the environmental condition of the Property.  If Purchaser shall not be satisfied with the environmental condition of the Property in its sole and absolute discretion, Purchaser shall be entitled to terminate this Agreement at any time prior to December 15, 2003 by giving notice thereof to Seller, and thereupon the Deposit shall promptly be returned to Purchaser and, except for matters specifically surviving the termination of this Agreement, Seller and Purchaser shall have no further obligations or liabilities to each other hereunder.  If Purchaser fails to give such notice prior to the expiration of the Study Period as so extended, it shall conclusively be deemed to have elected to waive its right to terminate this Agreement under this Section 5.2(b) and shall be obligated to purchase the Property in its condition “AS IS” as of the end of the Study Period as so extended.

Section 5.3.           Confidentiality.  Purchaser shall hold all Confidential Information in confidence and shall not at any time disclose or permit the disclosure of the Confidential Information to any Person without Seller’s prior written consent.  Purchaser further agrees to use the Confidential Information only for purposes of evaluating the Property in connection with its purchase thereof in accordance with the terms of this Agreement.  Notwithstanding the foregoing (i) Purchaser may disclose the Confidential Information to its agents, representatives, legal counsel, accountants, potential lenders and investors, and similar third parties that need to review the Confidential Information in connection with Purchaser’s purchase of the Property in accordance with the terms of this Agreement all of whom shall agree to hold such Information pursuant to the provisions of this Section 5.3, (ii) Purchaser may disclose the Confidential Information to the extent that such disclosure is required by law or court order, provided that Purchaser first shall provide written notice thereof to Seller and (iii) Purchaser may disclose that it is a party to this Agreement in connection with any discussion with potential tenants regarding the potential leasing of space at the Property.  If this Agreement is terminated before the Closing, Purchaser promptly shall return to Seller the Confidential Information which has been provided by Seller and shall not retain copies thereof.  Neither Seller nor Purchaser shall make any public announcements prior to Closing concerning the sale of the Property pursuant to this Agreement without first obtaining the prior written consent of the other.  At Seller’s request, Purchaser shall provide Seller with complete copies of all third party engineering and environmental reports obtained by Purchaser in connection with the Property; provided that if such termination results from failure of Seller to satisfy the conditions of Section 3.1 or any default of Seller, Seller reimburses Purchaser for the actual cost paid therefor.  The provisions of this paragraph shall survive the Closing or termination of this Agreement.

Section 5.4.           Reporting.  In the event that Purchaser’s due diligence reveals any condition that in Purchaser’s judgment requires disclosure to any governmental agency or authority, Purchaser shall promptly notify Seller thereof.  In such event, Seller, and not Purchaser or anyone acting on Purchaser’s behalf, shall make such disclosures as the Seller deems appropriate in accordance with applicable law.  Notwithstanding the foregoing, Purchaser may disclose matters concerning the Property to a governmental authority if, Purchaser reasonably believes it is required by law to make such disclosure, and (b) Purchaser gives Seller reasonable prior notice (which may be verbal) of the proposed disclosure.

Section 5.5            No Suit.  In view of the fact that Purchaser is relying on its own due diligence in connection with the purchase of the Property, Purchaser hereby agrees not to initiate or join in any legal proceeding against Seller (other than a claim based on any indemnity or representation made by Seller herein to the extent permitted hereby),  relating to the condition of the Property or the violation by the Property of any applicable law, rule or regulation (including any claim with respect to Hazardous Materials) which existed as of the date of Closing.

Section 5.6.           Certain Information.  Subject to Section 7.3, Purchaser understands and agrees that the documents, reports and other information which has been, or may be, provided or made available to Purchaser are provided for Purchaser’s convenience and are without any representation or warranty, express or implied, as to the completeness or accuracy of the facts, presumptions, conclusions or other matters contained therein.  Purchaser has been expressly advised by Seller to conduct such independent investigations and inspections regarding the Property as Purchaser deems to be necessary.  Purchaser shall rely only on the Seller Representations and upon Purchaser’s own investigations and inquiries with respect to its acquisition of the Property.

Section 5.7.           Update.  On December 3, 2003, Seller will notify Purchaser if there have been any changes that have occurred in Seller’s representations set forth in Section 7.3.

ARTICLE 6

Casualty Damage or Condemnation

Section 6.1.           Risk of Loss.  (a) In the event all or a portion of the Improvements should be damaged or destroyed by fire or other casualty prior to Closing such based on an estimate obtained from an independent contractor (the “Third Party Estimate”) of the cost to repair the same exceeds Five Hundred Thousand Dollars ($500,000.00) and such damage or distribution would not permit the tenant under the Budget Lease to terminate the same prior to its then expiration date, Seller shall have ten (10) days to notify Purchaser and provide the Third Party Estimate and Purchaser may, at Purchaser’s sole option, elect to either:

(i)            terminate this Agreement whereupon, the Deposit shall promptly be returned to Purchaser and, except for matters specifically surviving the termination of this Agreement, Seller and Purchaser shall have no further obligations or liabilities to each other hereunder; or

(ii)           close the transaction contemplated by this Agreement.

(b)           In the event of a fire or other casualty as to which Purchaser is not permitted to terminate pursuant to Section 6.1(a) or (ii) with respect to which Purchaser elects to proceed pursuant to Section 6.1(a)(ii), Purchaser shall purchase the Property in accordance with the terms hereof and Seller shall assign to Purchaser at Closing all insurance proceeds previously paid and not expended for the repair of the Improvements (less the cost of obtaining the same) and payable on account of such damage and loss of rents with respect to any Lease under which the Tenant is entitled to a rent abatement, plus any deductible amounts not expended for the repair of the Improvements (not to exceed the Third Party Estimate).  Purchaser shall be deemed to have elected to proceed under Section 6.1(a)(ii) unless, within ten (10) days from receipt of notice of such casualty and receipt of the Third Party Estimate Purchaser gives Seller notice that Purchaser elects to terminate this Agreement pursuant to Section 6.1 (a)(i).

(c)           If necessary, the Closing Date shall be postponed to allow for Seller’s ten (10) day notice and Purchaser’s ten (10) days to respond as set forth in this Section 6.1.

Section 6.2.           Condemnation.  (a)  In the event that all or any portion of the Property should be condemned by right of eminent domain prior to the Closing, Seller shall within ten (10)  days after receipt of notice thereof notify Purchaser of such condemnation and Purchaser may, at Purchaser’s sole option, elect either to:

(i)            terminate this Agreement whereupon, the Deposit shall promptly be returned to Purchaser and, except for matters specifically surviving the termination of this Agreement, Seller and Purchaser shall have no further obligations or liabilities to each other hereunder; or

(ii)           close the transaction contemplated by this Agreement.

(b)           If Purchaser elects to proceed under Section 6.2(a)(ii), Purchaser shall purchase the Property in accordance with the terms hereof (without reduction in the Purchase Price) and Seller shall assign to Purchaser at Closing all condemnation proceeds paid (less the reasonable third party costs of obtaining the same), or payable as a result of such condemnation.  Purchaser shall be deemed to have elected to proceed under Section 6.2(a)(ii) unless, within ten (10) days from receipt of notice of the condemnation, Purchaser gives Seller notice that Purchaser elects to terminate this Agreement pursuant to Section 6.2(a)(i).

(c)           If necessary, the Closing Date shall be postponed to allow for Seller’s ten (10) day notice and Purchaser’s ten (10) days to respond as set forth in Section 6.2.

ARTICLE 7

Condition of Property, Representations, Warranties and Covenants

Section 7.1.           Condition of Property.

(a)           Purchaser acknowledges that it is an experienced and sophisticated purchaser of commercial real estate projects such as the Property and that, prior to the end of the Study Period, it will conduct and rely on its own investigations, examinations, inspections and analysis of the Property as Purchaser, in its absolute discretion, may deem appropriate.  Purchaser further acknowledges that, except for Seller Representations, Purchaser has not relied upon any statements, representations or warranties by Seller or any agent of Seller.

(b)           Purchaser agrees that the Property shall be sold and that Purchaser shall accept possession of the Property strictly on an “as is, where is, with all faults” basis, with no right of set-off or reduction in the Purchase Price, and that, except for the Seller Representations, such sale shall be without representation or warranty of any kind, express or implied, including any warranty of income potential, operating expenses, uses, merchantability or fitness for a particular purpose, and Seller does hereby disclaim and renounce any such representation or warranty.  Purchaser specifically acknowledges that except for the Seller Representations, Purchaser is not relying on any representations or warranties of any kind whatsoever, express or implied, from Seller, or any broker or other agents as to any matters concerning the Property including: (1) the condition or safety of the Property or any improvements thereon, including plumbing, sewer, heating and electrical systems, roofing, air conditioning, if any, foundations, soils and geology, lot size, or suitability of the Property for a particular purpose; (2) whether the appliances, if any, plumbing or utilities are in working order; (3) the habitability or suitability for occupancy of any structure and the quality of its construction; (4) the fitness of any Personal Property; (5) whether the Improvements are structurally sound, in good condition, or in compliance with applicable city, county, state or federal statutes, codes or ordinances; (6) the condition of title to the Property; (7) the profitability or losses or expenses relating to the Property; (8) the legal or tax consequences of this agreement or the transactions contemplated hereby; (9) the possible presence of Hazardous Materials in, under or near the Property; and (10) the completeness or accuracy of any information provided to Purchaser by Seller or its agents.  Purchaser understands the legal significance of the foregoing provisions and acknowledges that they are a material inducement to Seller’s willingness to enter into this Agreement.

Section 7.2.           Purchaser’s Representations.  Purchaser warrants and represents to Seller as of the date hereof as follows:

(a)           Purchaser is a corporation duly formed, validly existing, good standing under the laws of the Commonwealth of Massachusetts.

(b)           There are no actions, suits or proceedings pending or, to the knowledge of Purchaser, threatened, against or affecting Purchaser which, if determined adversely to Purchaser, would adversely affect its ability to perform its obligations hereunder.

(c)           Neither the execution, delivery or performance of this Agreement nor compliance herewith (a) conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under (1) the charter documents or by-laws of Purchaser, (2) to Purchaser’s knowledge, any law or any order, writ, injunction or decree of any court or governmental authority, or (3) any agreement or instrument to which Purchaser is a party or, to its knowledge, by which it is bound or (b) results in the creation or imposition of any lien, charge or encumbrance upon its property pursuant to any such agreement or instrument.

(d)           No authorization, consent, or approval (including any governmental authority is required for the execution and delivery by Purchaser of this Agreement or the performance of its obligations hereunder.

(e)           Purchaser’s taxpayer identification number is 04-3379238.

Section 7.3.           Seller’s Representations.  Seller warrants and represents to Purchaser as of the date hereof as follows:

(a)           Seller is a duly formed and validly existing corporation under the laws of the Commonwealth of Massachusetts.

(b)           There are no actions, suits or proceedings pending or, to Seller’s knowledge, threatened, against or affecting (i) it which, if determined adversely to it, would adversely affect its ability to perform its obligations hereunder or (ii) the Property

(c)           It has full right, power and authority and is duly authorized to enter into this Agreement, to perform each of the covenants on its part to be performed hereunder and to execute and deliver, and to perform its obligations under all documents required to be executed and delivered by it pursuant to this Agreement.

(d)           Neither the execution, delivery or performance of this Agreement nor compliance herewith (a) conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under (1) its constituent documents, (2) to Seller’s knowledge, any law or any order, writ, injunction or decree of any court or governmental authority, or (3) to Seller’s knowledge, any agreement or instrument to which it is a party or by which it is bound (including any recorded property agreement) or (b) results in the creation or imposition of any lien, charge or encumbrance upon its property pursuant to any such agreement or instrument.

(e)           No authorization, consent, or approval of any governmental authority (including courts) is required for the execution and delivery by it of this Agreement or the performance of its obligations hereunder.

(f)            It is not a “foreign person” as defined in Section 1445 of the Code; and its taxpayer identification number is 04-2904074.

(g)           The Lease Schedule is a list of all Leases currently in effect with respect the Property being sold by it and (i) the information contained therein is true, correct and complete in all material respects, (ii) except for those tenants in possession of the Property under the Leases, as shown on the Lease Schedule, there are no tenants in possession of, or claiming any possession to, any portion of the Property; (iii) the Leases are in full force and effect (subject to the effect of the proceedings relating to the prior bankruptcy of Budget Rent-A-Car Systems, Inc.); (iv) no rent has been paid more than thirty (30) days in advance of the date due; (v) no leasing commissions under the Leases shall be due for any period subsequent to the Closing based on any agreement with Seller; (vi) there are no security deposits or other deposits except as shown on the Lease Schedule and (vii) Seller has not sent any notice of default to any Tenant under any Lease or received any written notice of default from any such Tenant which claimed default remains uncured or unresolved.

(h)           Attached hereto as Exhibit G is a true, correct and complete list of all Contracts in effect with respect to the Property and Purchaser has been provided with true accurate and complete copies of all Contracts and any amendments thereto.

(i)            It has received no written notice from any governmental authority of any violation of any law, statute, code, ordinance or regulation applicable to the Property which has not been cured.

(j)            It has received no written notice from any third party of any violation by Seller of any recorded agreement to which it is a party.

(k)           It has received no written notice from any governmental authority regarding any change to the zoning classification, any anticipated condemnation proceedings (which have not been abandoned) or proceedings to widen, realign, change grade or limit the use of any street adjacent or providing access to the Property, or any special taxes or assessments levied or to be levied against the Property or any part thereof.

(l)            Seller has delivered to Purchaser all third party environmental and structural reports prepared for it within two years prior to the date hereof.

(m)          It has received no notice of any default by it under the Land Use Agreement.

(n)           To its actual knowledge, all of the documents in its applicable files with respect to the matters set forth in Exhibit J have been supplied to Purchaser.

Section 7.4.           Seller’s Knowledge; Purchaser’s Knowledge.  Whenever a representation is qualified by the phrase “to Seller’s knowledge”, or by words of similar import, the accuracy of such representation shall be based solely on the actual (as opposed to constructive or imputed) knowledge of Gregory W. Hunt or Albert Kramer, based upon inquiry of Seller’s financial and legal staff.  Whenever a representation is qualified by the phrase “to Purchaser’s knowledge”, or by words of similar import, the accuracy of such representation shall be based solely on the actual (as opposed to constructive or imputed) knowledge of Rick Griffin and Young K. Park based on inquiry of Purchaser’s financial and legal staff.

ARTICLE 8

Closing

Section 8.1.           Closing Date.  The Closing Date as provided in Section 3.1, the Closing shall occur at 10:00 a.m. on the Closing Date at Mintz, Levin, Cohn, Ferris, Glovsky, and Popeo P.C., One Financial Center, Boston, Massachusetts or, provided Purchaser gives Seller at least five (5) days notice thereof, at the office of Purchaser’s attorney in Boston, Massachusetts; provided, however, at the request of either Seller or Purchaser, the parties may conduct the Closing through an escrow administered by the Title Company.

Section 8.2.           Seller’s Deliveries.  At the Closing, Seller (or Syratech, as the case may be) shall deliver or cause to be delivered to Purchaser each of the following items (executed and acknowledged, where applicable):

(a)           the Deed.

(b)           the Bill of Sale.

(c)           the Assignment of Leases.

(d)           The Syratech Lease executed by Syratech.

(e)           a notice of lease with respect to the Syratech Lease meeting the requirements of M.G.L. Ch. 183, §4, which shall be recorded immediately after the Deed and prior to any mortgage of Purchaser.

(f)            a notice to each tenant under a Lease substantially in the form of Exhibit H  hereto.

(g)           All keys in Seller’s possession or control to all locks on the Improvements.

(h)           A non-foreign person affidavit sworn to by Seller as required by Section 1445 of the Internal Revenue Code.

(i)            A 6(d) certificate from the 144 Addison Street Condominium Trust certifying that there are no unpaid common charges which have been assessed and are due with respect to any of the units of the 144 Addison Street Condominium.

(j)            Resignations, in recordable form, of all of the Trustees of the 144 Addison Street Condominium Trust.

(k)           Such evidence or documents as may be reasonably required by the Title Company relating to (i) mechanics’ or materialmen’s liens; (ii) parties in possession; or (iii) the status and capacity of Seller and the authority of the Person or Persons who are executing the various documents on behalf of Seller in connection with the sale of the Property.

(l)            An estoppel certificate executed by Syratech in favor of Purchaser and Purchaser’s lender and in the form attached to the Syratech Lease.

(m)          A Subordination and Non-Disturbance Agreement executed by Syratech in the form attached to the Syratech Lease.

(n)           Either (i) a waiver of corporate excise tax issued by the Department of Revenue of the Commonwealth of Massachusetts with respect to Seller or (ii) such documentation and indemnities as may be reasonably required by the Title Company to issue a policy without exception therefor and agree to issue policies in the future to subsequent lenders and buyers without such exception and, in such case, Seller shall deliver to Purchaser, when obtained after Closing, a copy of such waiver.

(o)                                 A Closing Statement.

Section 8.3.           Purchaser’s Deliveries .  At the Closing, Purchaser shall deliver to Seller the following items, executed and acknowledged by Purchaser (or its assignee), where applicable:

(a)           Immediately available federal funds sufficient to pay the Purchase Price (less the Deposit) and Purchaser’s share of all escrow costs and closing expenses.

(b)           A counterpart of the Assignment of Leases.

(c)           A counterpart of the Bill of Sale.

(d)           A counterpart of the Closing Statement.

(e)           A counterpart of the Syratech Lease.

(f)            A counterpart notice of lease which shall be recorded immediately after the Deed and prior to any mortgage of Purchaser.

(g)           A counterpart of the Syratech Subordination and Non-Disturbance Agreement executed by Purchaser and its lender.

(h)           Such evidence or documents as may be reasonably required by the Title Company relating to the status and capacity of the Purchaser (or its assignee) and the authority of the Person or Persons who are executing the various documents on behalf of Purchaser (or its assignee).

(i)            If Seller delivers to Purchaser at least five (5) days prior to the Closing plans and specifications for the initial work intended to be performed by Syratech under the Syratech Lease in accordance with the notice provisions of this Agreement, either (i) approval thereof or (ii) disapproval specifying the reasons therefor.

Section 8.4.           Costs and Prorations.

(a)           General.  For purposes of the prorations and adjustments to be made pursuant to this Section 8.4, Purchaser shall be deemed to own the Property and therefore be entitled to any revenues and be responsible for any expenses for the entire day upon which the Closing is completed.  Any apportionments and prorations which are not expressly provided for in this Section shall be made in accordance with the customary practice in the Boston, Massachusetts area.  Seller shall submit a schedule of adjustments (a “Closing Statement”) before the Closing Date.  Any net adjustment in favor of Purchaser shall be credited against the Purchase Price at the Closing.  Any net adjustment in favor of Seller shall be paid in cash at the Closing by way of a credit on the Closing Statement by Purchaser to Seller.  A copy of a final Closing Statement agreed upon by Seller and Purchaser shall be executed by Seller and Purchaser and delivered to the Escrow Agent at the Closing.

(b)           Taxes and Assessments

(i)            Proration of Taxes at Closing.  All Real Estate Taxes shall be prorated between Seller and Purchaser on an accrual basis, based upon the most recent bill provided that, in the event any Real Estate Taxes may be paid in installments, the same shall be prorated over the longest period of time payments are permitted by law.  If the most recent bill received by Seller before the Closing Date is not the actual (as opposed to estimated) current tax bill, then Seller and Purchaser shall initially prorate the Real Estate Taxes at the Closing by using the most current available tax bill and shall reprorate the Real Estate Taxes retroactively at the time the actual current tax bill is available.  All Real Estate Taxes accruing before the Closing Date shall be the obligation of Seller and all Real Estate Taxes accruing on and after the Closing Date shall be the obligation of Purchaser.  In the event that Seller has prepaid any Real Estate Taxes to the municipality in which the Property is located, Seller shall be entitled to a credit from Purchaser therefor at Closing.

(ii)           Post-Closing Refunds of Taxes.  Any refunds of Real Estate Taxes made after the Closing shall be held in trust and shall first be applied to the unreimbursed third-party costs incurred in obtaining the refund, then paid to the Seller (for the period prior to the Closing Date) and to Purchaser (for the period commencing on and after the Closing Date).

(iii)          Pending Tax Proceedings.  If any proceeding to determine the assessed value of the Real Property or the Real Estate Taxes payable with respect to the Real Property has been commenced and shall be continuing as of the Closing Date, Seller shall be authorized to continue to prosecute such proceeding and shall be entitled to any abatement proceeds therefrom allocable to any period before the Closing Date.  Purchaser agrees to cooperate with Seller and to execute any and all documents reasonably requested by Seller in furtherance of the foregoing.

(c)           Rents.

(i)            Collected rents with respect to the then current rental period and collected escalation charges on account of any taxes, operating expenses or other charges under the Leases shall be pro rated between Seller and Purchaser as of the Closing Date subject to final adjustment pursuant to paragraph (f) below. In the event any tenant is entitled to a refund of any payments on account of operating expenses or taxes, Seller and Purchaser shall refund their pro-rata share thereof.

(ii)           All prepaid last month’s rent, security deposits, key deposits or other deposits and interest unpaid and only thereon, if any, held or required to be held, under any of the Leases shall be paid to Purchaser or credited against the Purchase Price.

(iii)          Uncollected rents and escalations on account of taxes, operating expenses and other charges under the Leases attributable to the period prior to the Closing Date shall be paid to Seller if and when collected. Purchaser shall use reasonable efforts to collect such uncollected rents and other amounts (without the requirement of commencing litigation) but Seller also hereby reserves the right to collect the same directly from the tenants under the Leases (provided that Seller shall not seek termination of any Lease in connection therewith).

The first such rents and/or and other charges collected by Purchaser will be allocated first to then current amounts due or past due to Purchaser, then to amounts due for the month in which Closing occurs, then to amounts due for the month immediately prior to the month in which Closing occurs and, finally, to amounts due for any remaining periods.

(iv)          Any escalations on account of taxes, operating expenses, percentage rents or other charges not due and payable as of the Closing Date shall be prorated in accordance with the provisions of paragraph (f) below.

(d)           Operating Expenses.  All Operating Expenses shall be prorated between Seller and Purchaser as of the Closing Date on an accrual basis, based on the actual number of days in the month during which the Closing Date occurs.  Seller shall be responsible for all Operating Expenses attributable to the period before the Closing Date and Purchaser shall be responsible for all Operating Expenses attributable to the period on and after the Closing Date.  To the extent commercially reasonable and practicable, Seller and Purchaser shall obtain billings and meter readings as of the Business Day preceding the Closing Date to aid in the proration of charges for gas, electricity and other utility services.  If billings or meter readings as of the Business Day preceding the Closing Date are obtained, adjustments of any costs, expenses, charges or fees shown thereon shall be made in accordance with such billings or meter readings.  If billings or meter readings as of the Business Day preceding the Closing Date are not available for any utility service, the charges therefor shall be adjusted at the Closing on the basis of the per diem charges for the most recent prior period for which bills were issued and shall be further adjusted at the Final Closing Adjustment on the basis of the actual bills for the current period.

(e)           Leasing Costs.  All verifiable out-of-pocket costs incurred by Seller in connection with any lease entered into pursuant to the provisions of Section 3.4 (with Purchaser’s approval to the extent therein provided) shall be prorated over the initial term of any such lease and shall be prorated between Seller and Purchaser as of the Closing Date. For the purposes hereof, such costs shall include only brokerage fees, reasonable legal fees, leasehold contribution payments, cost of leasehold improvements and free rent.

(f)            Final Closing Adjustment.  No later than sixty (60) days after receipt of the year end statement with respect to the applicable items, Seller and Purchaser shall make a final adjustment to the prorations pursuant to this subsection (f) (the “Final Closing Adjustment”).  The Final Closing Adjustment shall be made in the following manner:

(1)           General.  All adjustments or prorations which could not be determined at the Closing because of the lack of actual statements, bills or invoice for the current period or any other reason shall be made as a part of the Final Closing Adjustment and any net adjustment shall be paid in cash no later than twenty (20) days after the Final Closing Adjustment.

(2)           No Further Adjustments.  The Final Closing Adjustment shall be conclusive and binding upon Seller and Purchaser and Seller and Purchaser hereby waive any right to contest after the Final Closing Adjustment any prorations, apportionments or adjustments to be made pursuant to this Section.

(g)           Closing Costs.  Purchaser and Seller shall each pay their own legal fees related to the preparation of this Agreement and all documents required to settle the transaction contemplated hereby. Seller shall pay all documentary stamp charges, recording costs for any items necessary to clear title, and one-half of any escrow charges. Purchaser shall pay (i) all costs associated with its due diligence, including the cost of appraisals, architectural, engineering, credit and environmental reports, (ii) all title insurance premiums and charges, all title examination costs, and other charges of the Title Company (but only one-half of any escrow charges) and (iii) all survey costs, and (iv) all recording costs (except recording costs for any items necessary to clear title).  All other customary purchase and sale closing costs shall be paid by Seller or Purchaser in accordance with the custom in the jurisdiction where the Property is located.

(h)           Use of Money to Clear Title.  To enable Seller to convey title as herein provided, Seller may on the Closing Date, use the Purchase Price or any portion thereof to clear title provided that all instruments evidencing the clearing thereof are delivered at Closing except that, in the case of any mortgage, Seller may deliver a “pay-off” letter satisfactory to Purchaser’s title insurer and shall promptly thereafter obtain and record a discharge.

ARTICLE 9

Real Estate Commission

Section 9.1.           Indemnity.  Seller represents and warrants to Purchaser and Purchaser represents and warrants to Seller that it has dealt with no real estate broker or other person who would be entitled to be paid a commission or other fee in connection with the transaction which is the subject of this Agreement except Seller’s Broker, whose fee shall be paid by Seller pursuant to a separate agreement, and Seller agrees to indemnify Purchaser and Purchaser agrees to indemnify Seller from and against any loss, cost, damage or expense arising out of the breach by the indemnifying party of the foregoing representation and warranty.  The provisions of this Section shall survive the Closing or termination of this Agreement.

ARTICLE 10

Termination and Default

Section 10.1.        Termination without Default.  If the sale of the Property is not consummated because of the failure of any condition precedent to Purchaser’s obligations expressly set forth in this Agreement or for any other reason except a default by Purchaser in its obligation to purchase the Property in accordance with the provisions of this Agreement, the Deposit shall promptly be returned to Purchaser.

Section 10.2.        Purchaser’s Default.  If the sale contemplated hereby is not consummated because of a default by Purchaser in its obligation to purchase the Property in accordance with the terms of this Agreement or if Purchaser shall fail to make the additional deposit pursuant to Section 2.3(b) if the same becomes due and such failure continues for two Business Days after the giving of notice thereof by Seller, then: (a) this Agreement shall terminate; (b) the Deposit shall be paid to and retained by Seller as liquidated damages; and (c) except for matters specifically surviving the termination of this Agreement, Seller and Purchaser shall have no further obligations to each other.  PURCHASER AND SELLER ACKNOWLEDGE THAT THE DAMAGES TO SELLER IN THE EVENT OF A BREACH OF THIS AGREEMENT BY PURCHASER WOULD BE DIFFICULT OR IMPOSSIBLE TO DETERMINE, THAT THE AMOUNT OF THE DEPOSIT REPRESENTS THE PARTIES’ BEST AND MOST ACCURATE ESTIMATE OF THE DAMAGES THAT WOULD BE SUFFERED BY SELLER IF THE TRANSACTION SHOULD FAIL TO CLOSE AND THAT SUCH ESTIMATE IS REASONABLE UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE OF THIS AGREEMENT AND UNDER THE CIRCUMSTANCES THAT SELLER AND PURCHASER REASONABLY ANTICIPATE WOULD EXIST AT THE TIME OF SUCH BREACH.  SUBJECT TO SECTION 11.8, PURCHASER AND SELLER AGREE THAT SELLER’S RIGHT TO RETAIN THE DEPOSIT SHALL BE SELLER’S SOLE REMEDY, AT LAW AND IN EQUITY, FOR PURCHASER’S FAILURE TO PURCHASE THE PROPERTY IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT.

Section 10.3.        Seller’s Default.  If Purchaser shall have performed or tendered performance of all of its material obligations under this Agreement, and Seller defaults in its obligation to sell the Property to Purchaser in accordance with the terms of this Agreement, then, Purchaser may, as its sole and exclusive remedy at law or in equity: (a) terminate this Agreement by giving written notice thereof to Seller, in which event the Deposit will promptly be returned to Purchaser and the parties shall have no further obligation to each other except for matters specifically surviving the termination of this Agreement; (b) waive such default and consummate the transactions contemplated hereby in accordance with the terms of this Agreement; or (c) specifically enforce this Agreement.  Purchaser hereby irrevocably waives any other right or remedy for such default.

Section 10.4.        Breach of Representations.  Seller and Purchaser agree that each shall be liable for the direct, but not consequential or punitive, damages resulting from any breach of its representations and warranties expressly set forth in Article 7 hereof, provided, however, that (i) the total liability of Seller and Syratech for all such breaches shall not, in the aggregate, exceed Five Hundred Thousand Dollars ($500,000.00) and (ii) such representations and warranties are personal to Seller and Purchaser and may not be assigned to or enforced by any other Person except an assignee permitted pursuant to Section 11.3.  Purchaser further agrees that no claims shall be made for any alleged breach of any representation or warranty made by Seller unless the amount of such claims, in the aggregate, exceed $10,000.  Except for the provisions of Section 9.1, the representations and warranties of any Seller or Purchaser set forth in this Agreement herewith shall survive the Closing only for a period of twelve (12) months, and no action or proceeding thereon shall be valid or enforceable, at law or in equity, if a legal proceeding is not commenced within that time.

ARTICLE 11

Miscellaneous

Section 11.1.        Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein, and it supersedes all prior discussions, understandings or agreements between the parties.  All Exhibits and Schedules attached hereto are a part of this Agreement and are incorporated herein by reference.

Section 11.2.        Binding On Successors and Assigns.  Subject to Section 11.3, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 11.3.        Assignment by Purchaser.  Except as provided the immediately succeeding sentence, Purchaser may not assign its rights under this Agreement and any attempted assignment in violation of this Section 11.3 shall be void ab initio and, at Seller’s election, this Agreement shall terminate and Seller may retain the Deposit as provided in Section 10.2.  Notwithstanding the foregoing, Purchaser may assign its rights (without thereby releasing Purchaser) to an entity in which Purchaser or its principals, directly or through an affiliate, has an ownership interest provided that, at the time of assignment, Purchaser (i) gives written notice thereof at least three (3) Business Days prior to Closing identifying the assignee and its address (ii) certifies to Seller that the foregoing condition has been satisfied and (iii) provides a written assumption by the assignee of all obligations of Purchaser hereunder.

Section 11.4.        Waiver.  The excuse or waiver of the performance by a party of any obligation of the other party under this Agreement shall only be effective if evidenced by a written statement signed by the party so excusing or waiving.  No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Seller or Purchaser of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.

Section 11.5.        Governing Law.

(a)           This Agreement shall be construed and the rights and obligations of the Seller and Purchaser hereunder determined in accordance with the internal laws of the Commonwealth of Massachusetts.

(b)           For the purposes of any suit, action or proceeding involving this Agreement, Purchaser hereby expressly submits to the jurisdiction of all federal and state courts sitting in the Commonwealth of Massachusetts and consents that any order, process, notice of motion or other application to or by any such court or judge thereof may be served within or without such court’s jurisdiction by registered mail or by personal service, provided that a reasonable time for appearance is allowed, and Purchaser agrees that such courts shall have exclusive jurisdiction over any such suit, action or proceeding commenced by either or both of said parties.  In furtherance of such agreement, Purchaser agrees upon the request of Seller to discontinue (or agree to the discontinuance of) any such suit, action or proceeding pending in any other jurisdiction.

(c)           Purchaser hereby irrevocably waives any objection that it may now or hereafter have to the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any federal or state court sitting in the Commonwealth of Massachusetts and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(d)           In recognition of the benefits of having any disputes with respect to this Agreement resolved by an experienced and expert person, Seller and Purchaser hereby agree that any suit, action, or proceeding, whether claim or counterclaim, brought or instituted by any party hereto on or with respect to this Agreement or which in any way relates, directly or indirectly, to this Agreement or any event, transaction, or occurrence arising out of or in any way connected with this Agreement or the Property, or the dealings of the parties with respect thereto, shall be tried only by a court and not by a jury.  EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION, OR PROCEEDING.

Section 11.6.        Counterparts.  This Agreement may be executed in any number of counterparts and it shall be sufficient that the signature of each party appear on one or more such counterparts.  All counterparts shall collectively constitute a single agreement.

Section 11.7.        Notices.  All notices or other communications required or provided to be sent by either party shall be in writing and shall be sent by: (i) by United States Postal Service, certified mail, return receipt requested, (ii) by any nationally known overnight delivery service for next day delivery, (iii) delivered in person or (iv) by facsimile transmission (provided that, in the case of notice given pursuant to clause (iv), such notice shall thereafter be confirmed by delivered pursuant to one of the other notice delivery methods). All notices shall be deemed to have been given upon receipt.  All notices shall be addressed to the parties at the addresses below:

To Seller:	Leonard Florence Associates, Inc.
175 McClellan Highway
East Boston, Massachusetts 02128-9114
Attn: Lisa MacGillivray, Counsel
Telephone: (617)568-1350
Facsimile: (617) 568-1361

and with a copy to:	Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C.
One Financial Center
Boston, Massachusetts 02111
Attn.: Frederick Pittaro, Esq.
Telephone: (617) 348-1714
Facsimile: (617) 542-2241

To Purchaser:	Berkeley Investments, Inc.
121 High Street
Boston, Massachusetts 02110
Attention: Mr. Young K. Park
Telephone: (617) 439-0008
Facsimile: (617) 439-4449

with a copy to:	Bingham McCutchen LLP
150 Federal Street
Boston, Massachusetts 02110

Attn: Richard A. Toelke
Telephone: (617 951-8830
Facsimile: (617) 951-8736

Any address or name specified above may be changed by notice given to the addressee by the other party in accordance with this Section 11.7.  The inability to deliver notice because of a changed address of which no notice was given as provided above, or because of rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept.  Any notice to be given by any party hereto may be given by the counsel for such party.

Section 11.8.        Attorneys’ Fees.  In the event of a judicial or administrative proceeding or action by one party against the other party with respect to the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover reasonable costs and expenses including reasonable attorneys’ fees and expenses, whether at the investigative, pretrial, trial or appellate level.  The prevailing party shall be determined by the court based upon an assessment of which party’s major arguments or position prevailed.

Section 11.9.        IRS Real Estate Sales Reporting.  Purchaser and Seller hereby agree that the Title Company shall act as “the person responsible for closing” the transaction which is the subject of this Agreement pursuant to Section 6045(e) of the Code and shall prepare and file all informational returns, including IRS Form 1099-S, and shall otherwise comply with the provisions of Section 6045(e) of the Code.

Section 11.10.      Time Periods.  Any reference in this Agreement to the time for the performance of obligations or elapsed time shall mean consecutive calendar days, months, or years, as applicable.  In the event the time for performance of any obligation hereunder expires on a day that is not a Business Day, the time for performance shall be extended to the next Business Day.

Section 11.11.      Modification of Agreement.  No modification of this Agreement shall be deemed effective unless in writing and signed by Seller and Purchaser.

Section 11.12.      Descriptive Headings; Word Meaning.  The descriptive headings of the paragraphs of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement.  Words such as “herein”, “hereinafter”, “hereof’ and “hereunder” when used in reference to this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires.  The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires.  The word “including” shall not be restrictive and shall be interpreted as if followed by the words “without limitation.”

Section 11.13.      Time of the Essence.  Time is of the essence of this Agreement and all covenants and deadlines hereunder.  Without limiting the foregoing, Purchaser and Seller hereby confirm their intention and agreement that time shall be of the essence of each and every provision of this Agreement, notwithstanding any subsequent modification or extension of any date or time period that is provided for under this Agreement.  The agreement of Purchaser and Seller that time is of the essence of each and every provision of this Agreement shall not be waived or modified by any conduct of the parties, and the agreement of Purchaser and Seller that time is of the essence of each and every provision of this Agreement may only be modified or waived by the express written agreement of Purchaser and Seller that time shall not be of the essence with respect to a particular date or time period, or any modification or extension thereof, which is provided under this Agreement.

Section 11.14       Construction of Agreement.  This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both Purchaser and Seller have contributed substantially and materially to the preparation of this Agreement.

Section 11.15.      Limitations on Liability.  Notwithstanding anything to the contrary in this Agreement, and subject to any additional limitations on Seller’s liability set forth elsewhere in this Agreement: (a) Purchaser’s recourse against Seller under this Agreement or any agreement, document, certificate or instrument delivered by Seller hereunder, or under any law, rule or regulation relating to the Property, shall be limited to Seller’s interest in the Property (or, following the Closing, to the net proceeds of the sale of the Property actually received by it); and (b) in no event shall any of the Seller Parties or any Purchaser’s direct or indirect owners, and their agents, officers, directors, trustees, partners, members, stockholders, advisors or managers have any personal liability hereunder.  The acceptance of the Deed shall constitute full performance of all of Seller’s obligations hereunder other than those obligations of Seller that by the express terms hereof are to survive the Closing.

Section 11.16.      Severability.  The parties hereto intend and believe that each provision in this Agreement comports with all applicable local, state and federal laws and judicial decisions.  If, however, any provision in this Agreement is found by a court of law to be in violation of any applicable local, state, or federal law, statute, ordinance, administrative or judicial decision, or public policy, or if in any other respect such a court declares any such provision to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that, consistent with and with a view towards preserving the economic and legal arrangements among the parties hereto as expressed in this Agreement, such provision shall be given force and effect to the fullest possible extent, and that the remainder of this Agreement shall be construed as if such illegal, invalid, unlawful, void, or unenforceable provision were not contained herein, and that the rights, obligations, and interests of the parties under the remainder of this Agreement shall continue in full force and effect.

Section 11.17.      No Recording.  Neither Purchaser nor its agents or representatives shall record or file this Agreement or any notice or memorandum hereof in any public records.  If Purchaser breaches the foregoing provision, this Agreement shall, at Seller’s election, terminate, and Seller shall retain the Deposit in accordance with Section 10.2.  Purchaser hereby irrevocably appoints each Seller as its true and lawful attorney-in-fact, coupled with an interest, for the purpose of executing and recording such documents and performing such other acts as may be necessary to terminate any recording or filing of this Agreement in violation of this Section.

Section 11.18.      No Implied Agreement.  Neither Seller nor Purchaser shall have any obligations in connection with the transaction contemplated by this Agreement unless both Seller and Purchaser, each acting in its sole discretion, elects to execute and deliver this Agreement to the other party.  No correspondence, course of dealing or submission of drafts or final versions of this Agreement between Seller and Purchaser shall be deemed to create any binding obligations in connection with the transaction contemplated hereby, and no contract or obligation on the part of Seller or Purchaser shall arise unless and until this Agreement is fully executed by both Seller and Purchaser.  Once executed and delivered by Seller and Purchaser, this Agreement shall be binding upon them notwithstanding the failure of Escrow Agent or any broker or other Person to execute this Agreement.

Section 11.19.      Syratech Joinder.  Syratech joins in this Agreement solely for the purposes of (i) agreeing to be bound by the provisions of Sections 8.2(d), (e), (l) and (m) (including the remedy of specific performance with respect thereto contained in Section 10.3(c)) and (ii) agreeing to be bound by the provisions of Section 10.4 of this Agreement, jointly and severally with Seller (subject to the limitations on liability contained therein).

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IN WITNESS WHEREOF, Seller and Purchaser hereto have executed this Agreement as of the date first written above.

SELLER: LEONARD FLORENCE ASSOCIATES, INC.

By:	/s/ Gregory W. Hunt
Name:	Gregory W. Hunt
Title:	Senior Vice President

SYRATECH:

SYRATECH CORPORATION
By:	/s/ Gregory W. Hunt
Name:	Gregory W. Hunt
Title:	Senior Vice President

PURCHASER: BERKELEY INVESTMENTS, INC.

By:	/s/Young K. Park
Name:	Young K. Park
Title:	President

ESCROW AGENT:

LAWYERS TITLE INSURANCE CORPORATION

By:	Robert J. Capozzi
Name:	Robert J. Capozzi
Title:	Vice President